      As filed with the Securities and Exchange Commission on August 2, 1999

                                                   Registration Number 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                        BINDVIEW DEVELOPMENT CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ------------------

            Texas                                       76-0306721
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                           5151 San Felipe, 22nd Floor
                              Houston, Texas 77056
                                  713/561-4000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Scott R. Plantowsky
                             Chief Financial Officer
                        BindView Development Corporation
                           5151 San Felipe, 22nd Floor
                              Houston, Texas 77056
                                  713/561-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                               Robert F. Gray, Jr.
                           Fulbright & Jaworski L.L.P.
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095
                                 (713) 651-5151

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                            Amount        Proposed maximum     Proposed maximum        Amount of
      Title of each class of                to be          offering price          Aggregate         registration
    securities to be registered           registered        per share(1)       offering price(1)          fee
------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share    1,154,690 shares       $23.125            $26,702,206           $7,424
==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Stock as reported by The Nasdaq Market on July 29, 1999.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                   Subject to Completion, dated July 30, 1999

PROSPECTUS

                                1,154,690 SHARES


                        BINDVIEW DEVELOPMENT CORPORATION


                                  COMMON STOCK


                                  ------------


           The common stock of BindView Development Corporation is included in The Nasdaq National Market under the symbol "BVEW". The last sales price of our common stock as reported by The Nasdaq Stock Market on July 29, 1999, was $23.19.

                                  ------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                                  ------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

         The shareholders named in this Prospectus under the heading "Selling Shareholders" are offering all of the 1,154,690 shares of common stock offered hereby. We will not receive proceeds from the sale of these shares but will bear certain of the expenses incident to the offering and sale of the shares.

          The selling shareholders may sell these shares from time to time in the over-the-counter market, on any stock exchange on which the common stock may be listed at the time of sale, in private transactions or pursuant to underwriting agreements at prices related to prices then prevailing involving payment of customary commissions or discounts. See "Plan of Distribution".


_________, 1999

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding BindView and our common stock, please see the registration statement and our filings with the SEC, which you may read without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661, at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006 or through the Commission's Web site at http:\\www.sec.gov.

         We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934.

         Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following, which we have filed with the SEC are incorporated herein by reference:

                  (i) BindView's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on February 23, 1999 (except for the financial statements which have been restated to reflect the pooling of interests with Netect Ltd. -- see item (v) below);

                  (ii) BindView's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed with the Commission on May 17, 1999

                  (iii) BindView's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, filed with the Commission on July 28, 1999;

                  (iv) The description of BindView's Common Stock, no par value per share, contained in the Registration Statement on Form S-1 of the Registrant (Reg. No. 333-66941), originally filed with the Commission on November 6, 1998; and

                  (v) BindView's Current Report on Form 8-K dated March 1, 1999, filed with the Commission on March 16, 1999, as amended by Amendment No. 1 to Form 8-K on Form 8-K/A, filed with the Commission on May 7, 1999.

         All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

         We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to Investor Relations, BindView Development Corporation, 5151 San Felipe, 22nd Floor, Houston, Texas 77056, telephone number 713/561-3000.

                               PROSPECTUS SUMMARY


                                   OUR COMPANY

         BindView Development Corporation develops, markets and supports a suite of systems and security management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments. Our primary product line, BindView EMS, provides software solutions for systems administration, security management, enterprise inventory of local area network assets and Year 2000 assessment of PC hardware and software. Network administrators, security auditors and other information technology personnel use BindView EMS to proactively identify, diagnose and, in many cases, fix a wide range of systems management problems. BindView EMS enables organizations to reduce the total cost of ownership of enterprise computing.

         On March 1, 1999, BindView acquired all of the outstanding equity interests in Netect Ltd. in a stock-for-stock exchange treated as a pooling of interests. Netect is a provider of anti-hacker software solutions that identify and close security holes to prevent internal and external network intrusions, including attempts to hack into a network via the Internet.

         Our principal executive offices are located at 5151 San Felipe, 22nd Floor, Houston, Texas 77056, and our telephone number is 713/561-4000.




                                  THE OFFERING

Securities offered.................   1,154,690 shares of common stock.

Use of proceeds....................   We will not receive any proceeds from the
                                      sale of the shares.

Nasdaq symbol......................   The shares of Common Stock are included in
                                      the Nasdaq National Market under the
                                      symbol "BVEW".

     RISK FACTORS


              An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see "Risk Factors" on page 5.

                                  RISK FACTORS

          An investment in the Common stock offered by this Prospectus involves a high degree of risk. Accordingly, you should consider carefully the following risk factors, in addition to the other information concerning BindView and its business contained in and incorporated into this Prospectus, before purchasing Shares. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the projections included in such statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus.

OUR QUARTERLY REVENUES, EXPENSES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. These fluctuations may be due to a number of factors, including:

    - demand for our products;
    - size and timing of significant orders and their fulfillment;
    - our ability to develop and upgrade our technology;
    - changes in our level of operating expenses;
    - our ability to compete in a highly competitive market;
    - undetected software errors and other product quality problems;
    - changes in our sales incentive plans and staffing of sales territories;
      and
    - changes in the mix of domestic and international revenues and the level of international expansion.

Generally, we do not operate with a backlog because we ship our products and recognize revenue shortly after orders are received. At the time we ship our products we have satisfied all of the criteria of Statement of Position No. 97-2 "Software Revenue Recognition," and therefore we recognize the related license revenue. As a result, orders booked throughout a quarter substantially impact product revenues in that quarter. Our sales also fluctuate throughout the quarter as a result of customer buying patterns. We base our expenses to a significant extent on our expectations of future revenues. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. If our revenue levels do not meet our projections, we expect our operating results to be adversely and disproportionately affected.

Our quarterly operating results also are subject to certain seasonal fluctuations. Year-end customer buying patterns and compensation policies based on annual revenue quotas have caused our revenues to be strongest in the fourth quarter of the year and to decrease in the first quarter of the following year. In future periods, we expect that these seasonal trends may cause first quarter revenues to be significantly lower than the level achieved in the preceding fourth quarter.

Prior to January 1, 1998, we provided telephone support free of charge and sold product upgrades separately or through subscription contracts. We now require our customers to purchase a subscription policy in order to receive product upgrades and technical support. Unlike software license revenues that we generally recognize upon shipment of the product, we recognize subscription contract revenues ratably over the life of the contract term. As a result, if we derive a larger percentage of our revenues from subscription contracts, we will experience an increase in deferred revenue that is likely to decrease our operating margins. Decreased operating margins may materially adversely affect our business, operating results and financial condition.

As a result, we believe quarter-to-quarter comparisons of our revenues, expenses and results of operations are not necessarily meaningful. You should not rely on our quarterly revenues, expenses and results of operations to predict our future performance.

WE HAVE A LIMITED OPERATING HISTORY. Although BindView was founded in 1990, we have derived substantially all of our revenues since 1995 from sales of BindView NCS product family, replaced in 1996 by BindView EMS. We therefore have a limited operating history based on our primary products. An investor in our Company must consider the risks and uncertainties frequently encountered by software companies in the early stages of development, particularly those faced by companies in the highly competitive and rapidly evolving systems management software market. To compete in this market, we believe that we must devote substantial resources to expanding our sales and marketing organization and to continue product development. As a result, we will need to recognize significant quarterly revenues to remain profitable. Our revenues have increased in recent years, and revenues for recent quarters have exceeded revenues for the same quarter for the prior year. However, we cannot be certain that we can sustain these growth rates or that we will remain profitable on a quarterly or annual basis in the future.

OUR MARKETS ARE HIGHLY COMPETITIVE. We face competition from different sources. Currently, our products compete with products from the following organizations:

    - providers of security analysis and audit products, such as Axent Technologies, Inc. Security Dynamics Technologies, Inc., ISS Group, Inc. and Network Associates Inc.;
    - providers of stand-alone inventory and asset management products, such as Tally Systems Corp.;
    - providers of LAN desktop management suites, such as Intel Corporation, Hewlett-Packard Company and Microsoft Corporation;
    - providers of Year 2000 assessment products, such as Greenwich Mean Time--UTA, L.C.;
    - providers of event notification and response technology, such as Attention Software, Inc.; and
    - providers of Windows NT management and migration tools, such as Mission Critical Software, Entevo Corp. and FastLane Technologies Inc.
    - In addition, certain management features included in our products compete with the native tools from Novell, Inc. and third-party tools from certain vendors, such as Computer Associates, Inc. and other companies.

We expect competition in the network management software market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

    - greater resources that can be devoted to the development, promotion and sale of their products;
    - more established sales channels;
    - greater software development experience; and
    - greater name recognition.

We also believe that operating system software vendors, particularly Microsoft and Novell, could enhance their products to include functionality that we currently provide in our products. If these vendors include our software functionality as standard features of their operating system software, our products could become obsolete. Even if the functionality of the standard software features of these vendors is more limited than ours, there is a substantial risk that a significant number of customers would elect to keep this limited functionality rather than purchase additional software.

To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products, services and sales channels. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively could materially adversely affect our business.

OUR PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE. The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if new products based on new technologies are introduced or new industry standards emerge. We rely heavily on our relationships with Microsoft and Novell and attempt to coordinate our product offerings with the future releases of their operating systems. These companies are competitors or ours and may not notify us of feature enhancements prior to new releases of their operating systems in the future. In that case, we may not be able to introduce products on a timely basis that capitalize on new operating system releases and feature enhancements.

CLIENT/SERVER COMPUTING ENVIRONMENTS ARE INHERENTLY COMPLEX. As a result, we cannot accurately estimate our software product life cycles. New products and product enhancements can require long development and testing periods, which depend significantly on our ability to hire and retain increasingly scarce and technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new product releases could seriously damage our business. We have, on occasion, experienced delays in the scheduled introduction of new and enhanced products and cannot be certain that such delays will not occur again.

Our future success will depend, in part, upon our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Further, the products, capabilities or technologies developed by others may render our products or technologies obsolete or shorten their life cycles.

WE ARE DEPENDENT UPON CONTINUED GROWTH OF THE MARKET FOR WINDOWS NT AND NOVELL NETWARE OPERATING SYSTEMS. We depend upon the success of Microsoft's Windows NT and Novell's NetWare operating systems. In particular, market acceptance of our products depends on the increasing complexity of these operating systems and the lack of effective tools to simplify system administration and security management for these environments. Although demand for Windows NT and NetWare operating systems has grown in recent years, this market is still emerging and we cannot be certain that it will continue to grow. If the market does continue to grow, we cannot be certain that the market for our products will continue to develop or that our products will be widely accepted. If the markets for our products fail to develop or develop more slowly than we anticipate, our business could be materially adversely affected.

The percentages of our revenues attributable to software licenses for particular operating system platforms can change from time to time. A number of factors outside our control can cause these changes, including changing market acceptance and penetration of the various operating system platforms which we support and the relative mix of development and installation by value-added resellers ("VARs") of application software operating on such platforms.

PRODUCT CONCENTRATION. Substantially all of our revenues are derived from sales of the NOSadmin and NETinventory products from the BindView EMS product family. We anticipate that these products along with products additions as a result of the Curasoft and Netect acquisitions will account for majority all of our revenues for the foreseeable future. Our future operating results will depend on continued market acceptance of NOSadmin and NETinventory, introduction of new products from the Curasoft and Netect acquisitions, enhancements to these products and the continued development of additional snap-in modules for our Enterprise Console product. Competition, technological change or other factors could reduce demand for, or market acceptance of any or all of our products and could substantially damage our business. Although we currently plan to broaden our product line, we cannot be certain that we will be able to reduce our product concentration or that we will be able to generate material revenues from products acquired as a result of the Curasoft and Netect acquisitions.

RISKS ASSOCIATED WITH LENGTH OF SALES CYCLE. We have sold our products to customer workgroups and corporate divisions. As a result, our sales cycle has ranged from three to six months. Recently, we have focused more of our selling effort on products for the customer's entire enterprise and have found that our sales cycle to enterprises has ranged from six to twelve months. The sales cycle to enterprises is typically longer for a number of reasons, including:

    - the significant resources committed to an evaluation of network management software by an enterprise require us to expend substantial time, effort and money educating them on the value of our products and services; and
    - decisions to license and deploy enterprise-wide software generally involve an evaluation of our software by a significant number of personnel of the enterprise in various functional and geographic areas, each often having specific and conflicting requirements.

As a result, we cannot predict the timing and amount of specific sales. Our inability to complete one or more enterprise-wide sales in a particular quarter or calendar year could materially adversely affect our business and could cause our operating results to vary significantly from quarter to quarter. For more information, see "-- Our Quarterly Financial Results are Subject to Significant Fluctuations".

NEED TO MANAGE CHANGING OPERATIONS. We have expanded our operations rapidly in recent years. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL. Our success depends largely on the efforts of our executive officers, particularly Eric J. Pulaski, the President and Chief Executive Officer of BindView. We do not have an employment contract requiring Mr. Pulaski to continue his employment for any period of time. We do not maintain key man life insurance policies on any of our executive officers.

We believe that our future success will depend in large part upon our ability to attract and retain highly skilled research and development, technical support and sales and marketing personnel. We face intense competition for qualified personnel, and we cannot be certain that we will successfully attract and retain additional qualified personnel in the future. The loss of the services of one or more of our key individuals or the failure to attract and retain additional qualified personnel could substantially damage our business.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS. During 1998, 1997 and 1996, we derived approximately 10%, 13% and 10% of our revenues, respectively, from sales outside North America. We only recently opened direct telesales offices outside the United States. We have historically generated revenues outside North America through indirect channels, including VARs and other distributors. We are in the early stages of developing our indirect distribution channels in certain markets outside the United States. We cannot be certain that we will be able to attract third parties that will be able to market our products effectively or to provide timely and cost-effective customer support and service. Our reseller arrangements generally provide that resellers may carry competing product offerings. We cannot be certain that any distributor or reseller will continue to represent our products. The inability to recruit, or the loss of, important sales personnel, distributors or resellers could materially and adversely affect our business.

As we expand our sales and support operations internationally, we anticipate that international revenues will grow as a percentage of our total revenues. To successfully expand international sales, we must:

    - establish additional international direct telesales offices;
    - expand the management and support organizations for our international sales channel;
    - hire additional personnel;
    - customize our products for local markets;
    - recruit additional international resellers where appropriate; and
    - expand the use of our direct telesales model.

If we are unable to generate increased sales through a direct telesales model, we will incur higher personnel costs without corresponding increases in revenue, resulting in lower operating margins for our international operations. In addition, employment policies vary among countries outside the United States, which may reduce our flexibility in managing headcount and, in turn, managing personnel-related expenses. If we do not address the risks associated with international sales in a cost-effective and timely manner, our international sales growth will be limited, operating margins could be reduced and our business could be materially adversely affected. However, even if we are able to successfully expand our international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT. Our success depends to a significant degree upon our software and other proprietary technology. The software industry has experienced widespread unauthorized reproduction of software products. We rely on a combination of trademark, trade secret, and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection and such protection is generally lower outside of the United States. However, as our products are more globally distributed, this associated with the unauthorized reproduction of software products could increase. The steps we have taken may deter competitors from misappropriating our proprietary information. However, we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights. If we litigated to enforce our rights, litigation would be expensive, would divert management resources and may not be adequate to protect our business. We also could be subject to claims alleging infringement of third-party intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. As a result, claims against us could materially adversely affect our business.

RISKS ASSOCIATED WITH COMPLETED AND POTENTIAL ACQUISITIONS. We have made and may continue to make investments in complementary companies, technologies, services or products if we find appropriate opportunities. If we buy a company, we could have difficulty assimilating the personnel and operations of the acquired company. If we make other types of acquisitions, assimilating the technology, services or products into our operations could be difficult. Acquisitions can disrupt our ongoing business, distract management and other resources and make it difficult to maintain our standards, controls and procedures. We may not succeed in overcoming these risks or in any other problems we might encounter in connection with any future acquisitions. We may be required to incur debt or issue equity securities to pay for any future acquisitions. In addition, there can be no assurance that we will be able to successfully integrate our recent acquisitions of Curasoft and Netect or we will be able to integrate the products and technology we acquired into our sales model or product offerings.

RISKS OF UNDETECTED SOFTWARE ERRORS. Our software products are complex and may contain certain undetected errors, particularly when first introduced or when new versions or enhancements are released. We have previously discovered software errors in certain of our new products after their introduction. We cannot be certain that, despite our testing, such errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments. Such undetected errors could result in adverse publicity, loss of revenues, delay in market acceptance or claims against us by customers, all of which could materially adversely affect our business.

YEAR 2000 RISKS
Background. Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900 or some other default condition, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Millennium Bug" or "Year 2000 Problem".

Assessment. The Year 2000 Problem could affect computers, software and other equipment that we and our customers and suppliers use. Accordingly, we have reviewed our internal computer programs and systems to ensure that they will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. However, while the estimated cost of these efforts is not expected to be material to our financial position or any year's results of operations, there can be no assurance to this effect.

Customers. Although the latest versions of BindView EMS are designed to be Year 2000 compliant, releases of BindView EMS before version 5.2a have not been tested for Year 2000 compliance and/or are not Year 2000 compliant. Customers of BindView EMS before version 5.2a under subscription contracts have been provided upgrades to versions of BindView EMS that are designed to be Year 2000 compliant. Customers that have not upgraded to Year 2000 compliant versions of BindView EMS will have to either i) enter into a subscription agreement with the Company and upgrade to a compliant version or ii) purchase the latest Year 2000 compliant version of BindView EMS. We believe that it is not possible to determine with complete accuracy that all Year 2000 Problems affecting our software products have been identified or corrected due to the complexity of our products and the fact that these products interact with other third party vendor products and operate on computer systems that are not under our control. Because of the Year 2000 Problem, we have and may continue to encounter potential customer sites that are unwilling to purchase any additional software for their computing environments until after the millennium. If a significant amount of our customers lock down their computing environments because of the Year 2000 Problem, this may have an adverse effect on the Company's revenues.

Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We commenced the process of modifying, upgrading and replacing the systems that have been identified as potentially being adversely affected and completed this process during the first quarter of 1999. The costs associated with upgrading and replacing these systems did not exceed $1.0 million and substantially all of these costs have been capitalized.

Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem. We have recently replaced our primary telephone switch with equipment that provides additional capacity to meet the Company's growth needs and is believed to be Year 2000 compliant. We believe non-information technology equipment failures that could occur because of the Year 2000 Problem are not likely to have a material adverse effect on our business.

We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on our business, financial condition or results of operations.

Suppliers. We have been gathering information from vendor web sites and available compliance statements and have initiated communications with third-party suppliers of our major computers, software and other equipment used, operated or maintained by us to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of such third-party suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with such systems, there can be no assurance that our suppliers will resolve any or all Year 2000 Problems with such systems before the occurrence of a material disruption to our business or any of our suppliers. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operation.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS. We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or results of operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, we expect that we could possibly suffer the following consequences:

- a significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities; and

- a lesser number of serious system failures that may require significant efforts by us or our customers to prevent or alleviate material business disruptions.

Should these possibilities actually occur, we could experience operating expense levels higher then currently budgeted or reductions in our expected growth rates.

Contingency Plans. We have developed contingency plans as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. These plans include (i) accelerated replacement of affected equipment or software,
(ii) short to medium-term use of backup equipment and software, (iii) increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems (iv) divert attention from other critical ongoing business initiatives and (v) and other similar approaches. If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or results of operations. However, based on the activities described above, the Company does not believe that the Year 2000 Problem will have a material adverse effect on the Company's business, financial condition or results of operations.

The discussion of the Company's efforts and expectations relating to Year 2000 compliance are forward-looking statements. The Company's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software and unanticipated problems identified in the Company's ongoing compliance review.

The foregoing statements are intended to be and are hereby designated "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Act.

RISK OF PRODUCT LIABILITY CLAIMS. Because our product design provides critical network management services, we may receive significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

CONTROL BY OFFICERS AND DIRECTORS. As of June 30, 1999, the officers, directors, five percent or greater shareholders and their affiliates in the aggregate beneficially owned approximately 46.5% of the outstanding common stock. These shareholders will continue to control BindView and, if they act together, could elect all of the directors, appoint management and control all matters submitted to our stockholders for a vote.

ANTI-TAKEOVER PROVISIONS. Incumbent management and our Board of Directors could use certain provisions of our certificate of incorporation and Texas law to make it more difficult for a third party to acquire control of our company, even if the change in control might be beneficial to our stockholders. This could discourage potential takeover attempts and could adversely affect the market price of our common stock.

POTENTIAL VOLATILITY OF STOCK PRICE. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                              SELLING SHAREHOLDERS

          All of the 1,154,690 shares of common stock offered by this prospectus were issued on March 1, 1999 in connection with our acquisition of Netect Ltd. We have filed the registration statement of which this prospectus forms a part to fulfill our obligations under a Registration Rights Agreement entered into in connection with our acquisition of Netect Ltd. The following table sets forth the names of the selling shareholders, together with the number of shares of our common stock that may be offered and sold by this prospectus. All of the selling shareholders were shareholders of Netect before our acquisition of Netect. The beneficial ownership shown below includes an aggregate of 109,224 shares of our common stock held in an escrow account. The shares in this escrow account cannot be sold until March 1, 2000, and we may assert claims against this account until March 1, 2000 for matters related to the acquisition. For purposes of this offering, we have assumed that all of the shares of our common stock held by the selling shareholders will be sold, and that the selling shareholders will not hold any shares after this offering.

NAME                                                                       SHARES
----                                                                       ------
David Allouch..........................................................    47,845
Noam Sabo..............................................................    28,357
Dan Kaminski...........................................................    34,720
Kost Levary & Forer Trust Company (1992) Ltd...........................    10,937
Advocate Ziv Ironi, FBO David Allouch..................................     7,636
W.S.P. Capital Holdings Ltd............................................    83,479
Lamont Ltd.............................................................    83,479
David Binamowitch......................................................    29,432
Michael Safra..........................................................    27,283
Noga Electrotechnica Ltd...............................................    30,743
Ravaya - Aspackat Mime Be'er Yaacov Ltd................................    17,102
Phillipe Cahen.........................................................    12,767
Yona Hollander.........................................................    21,476
Jacob Lif..............................................................    27,800
Eli Simon..............................................................    31,777
Ofer Segev (as a trust of David Bauminger).............................     2,062
Ofer Segev (as a trust of Guy Hudara)..................................        65
Zalman Aberman.........................................................    36,390
Delta Capital Ltd......................................................    47,447
Marc Caminetsky........................................................     1,631
I.J.T. Technologies Ltd. ..............................................    39,308
XDL Netect Holdings, Inc...............................................    22,611
Charlie Federman.......................................................    30,003
Paul E. Blondin........................................................     4,387
Paul E. Blondin, Charitable Remainder Unit Trust Dated 12/5/96.........     8,698
Genesis Partners  L.P..................................................    35,879
Genesis Partner (Cayman) L.P...........................................    15,948
Integral Capital Partners I, L.P.......................................    72,485
Integral Capital Partners International III, L.P.......................    17,311
Lamont Ltd.............................................................    13,814
W.S.P. Capital Holdings Ltd............................................    13,814

NAME                                                                       SHARES
----                                                                       ------
Nir Barkat Holdings Ltd................................................    16,857
Eli Barkat Holdings Ltd................................................    16,857
Yuval 63 Holdings (1995) Ltd...........................................    16,857
Moore Global Investments, Ltd..........................................   114,990
Remington Investments Strategies, L.P..................................    25,243
Albert Amato...........................................................       807
First Marathon Capital Corporation.....................................     8,068
Lionel Robins..........................................................     4,034
Rubin Osten............................................................     1,008
Anna DeCristofaro......................................................     1,008
CIBC Wood Gundy Capital (SFC) Inc......................................    16,135
Fairwater Capital Corporation..........................................     8,068
Chalet Capital Corporation.............................................     4,034
Opeongo Investments Limited............................................     4,034
3060357 Canada Inc.....................................................    12,102
Amaranth Resources Limited.............................................     6,050
BGT XDL Partnership....................................................     4,034
Robert Grundleger......................................................     8,068
Fallbrook Holdings Limited.............................................     4,034
Harrowston Inc.........................................................     4,034
Grosvenor Park Equities Ltd............................................     4,034
Jordan Levy............................................................     1,008
Nir Shafrir............................................................     1,008
984081 Ontario Limited.................................................     1,210
677345 Ontario Limited.................................................     4,034
1203332 Ontario Inc....................................................     4,034
XDL Capital Corp.......................................................     6,354

Total.................................................................. 1,154,690

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders pursuant to this prospectus. The Company will incur the costs related to this offering and estimates that these costs will not exceed $85,000. The Company will charge these costs to expense as they are incurred.

                          DESCRIPTION OF CAPITAL STOCK

         The following summarizes the material provisions of our capital stock.

COMMON STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, no par value. As of June 30, 1999, there were 23,040,051 shares of common stock outstanding.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

         Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

Articles of Incorporation and Bylaws

         Our Articles of Incorporation provide that our Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification of our Board of Directors has the effect of generally requiring at least two annual shareholder meetings, instead of one, to replace a majority of our board members. Our Articles of Incorporation also provide that all shareholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of our Bylaws and Articles of Incorporation provide that our shareholders may amend our Bylaws or certain provisions of our Articles of Incorporation only with the affirmative vote of 80% of our entire outstanding capital stock. These provisions of our Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our Company. These provisions are designed to reduce the vulnerability of the company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Provisions."

Texas Takeover Statute

          The Company is subject to Article 13.03 of the Texas Business Corporations Act, which, subject to certain exceptions, prohibits a Texas corporation from engaging in any business combination with any affiliated shareholder, as defined in the Statute, for a period of three years following the date that the shareholder became an affiliated shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder or (ii) the business combination is approved and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned or controlled by the interested shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the date that the affiliated shareholder first became an affiliated shareholder of the corporation.

          Article 13.02 of the Texas statute defines a business combination to include:

          o any merger, share exchange or conversion involving the corporation and the affiliated shareholder,

          o any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the affiliated shareholder,

          o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder,

          o the adoption of a plan or proposal for the liquidation or dissolution of the corporation pursuant to an agreement with an affiliated shareholder,

          o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder or

          o the receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges, tax credits or other financial benefits provided by or through the corporation.

In general, Article 13.02 defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

          The holders of approximately 11 million shares of common stock are entitled to certain rights with respect to the registration of our shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, these holders are entitled to notice of the registration and are entitled to include their shares of common stock therein. Additionally, these holders are also entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect a registration of these shares. Further, holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within six months following an offering of our securities, including this offering.

                              PLAN OF DISTRIBUTION

          The 1,154,690 shares of common stock offered pursuant to this prospectus are being offered for the account of the selling shareholders.

          Sales of the shares of common stock by the selling shareholders may be made from time to time in the over-the-counter market, on any stock exchange on which the common stock may be listed at the time of sale or in private transactions at prices then prevailing. The shares of common stock offered hereby may be sold by any one or more of the following methods:

          o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o      purchases by a broker or dealer as principal;

          o ordinary brokerage transactions in which the broker solicits purchasers; and

          o      privately negotiated transactions.

The selling shareholders and any broker-dealers that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales, and any profit on the sale of shares of common stock by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions. The shares of common stock also may be sold pursuant to Rule 144 of the Securities Act to the extent such sales may be made in compliance with the requirements of Rule 144.

          At the time a particular offering of the common stock is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of common stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for the common stock purchased from the selling shareholders and any items constituting compensation from the selling shareholders.

          On July 29, 1999, the last sales price of the common stock, as reported by The Nasdaq Stock Market was $23.19 per share.

                                  LEGAL MATTERS

          Certain legal matters with respect to the common stock were passed upon for the company by Fulbright & Jaworski L.L.P., Houston, Texas, counsel to the company.

                                     EXPERTS

          The consolidated financial statements of BindView Development Corporation incorporated by reference in this Prospectus by reference to the audited consolidated financial statements included in Exhibit 99.3 to the BindView Development Corporation Amendment No. 1 of Current Report to Form 8-K on Form 8-K/A dated May 7, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of BindView Development Corporation appearing in BindView Development Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Netect Ltd. appearing in BindView Development Corporation's Current Report (Form 8-K) dated March 1, 1999 for the years ended December 31, 1998 and December 31, 1997 and the five months ended December 31, 1996, have been audited by Kost, Forer and Gabbay, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

          On March 6, 1998, the Company notified Grant Thornton LLP that they were dismissed as the Company's independent auditor. The decision to change accountants was approved by the Company's Audit Committee of the Board of Directors.

          The report of Grant Thornton on the Company's financial statements for the year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company and Grant Thornton had not, in connection with the audit of the Company's financial statements for the year ended December 31, 1996, or in connection with the period from December 31, 1996, through March 6, 1998, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Grant Thornton's satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report.

          On March 6, 1998, PricewaterhouseCoopers LLP was engaged by the Company to act as its new independent auditors. During the two most recent fiscal years and any subsequent interim periods prior to engaging PricewaterhouseCoopers LLP, neither the Company nor anyone on its behalf consulted PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, whether completed or proposed or (ii) the type of audit opinion that might be rendered on the Company's financial statements. The Company was neither provided with a written report nor oral advice that PricewaterhouseCoopers LLP concluded was an important consideration by the Company in reaching a decision as to the acceptance of its engagement as the independent auditors of the Company, relating to accounting, auditing or financial reporting matters, or any matter that was the subject of either a disagreement or an event described in the paragraph immediately above.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                   -----------------

                   TABLE OF CONTENTS

                                                Page
                                                ----
Additional Information............................2
Incorporation of Certain Information
 By Reference.....................................3
Prospectus Summary................................4
Risk Factors......................................5
Selling Shareholders.............................12
Use of Proceeds..................................13
Description of Capital Stock.....................14
Plan of Distribution.............................16
Legal Matters....................................16
Experts..........................................16


================================================================================

================================================================================


                                1,154,690 SHARES


                              BINDVIEW DEVELOPMENT
                                  CORPORATION


                                  COMMON STOCK


                                   PROSPECTUS


                                 _________, 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses solely in connection with the proposed sale of the 1,154,690 shares of Common Stock offered by the Selling Shareholders hereby are:



Securities and Exchange Commission Registration Fee....................  $ 7,424

Nasdaq Listing Fees....................................................   17,500

Accounting Fees and Expenses...........................................   30,076

Legal Fees and Expenses................................................   10,000

Printing Expenses......................................................   20,000

Miscellaneous..........................................................        0
                                                                         -------
       TOTAL                                                             $85,000
                                                                         =======

All of such expenses are being paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 2.02-1 of the Texas Business Corporation Act ("Article 2.02-1") provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified as long as he had no reasonable cause to believe his conduct was unlawful. The Registrant's Bylaws provide for indemnification of its present and former directors to the fullest extent provided by Article 2.02-1. The Registrant currently maintains directors' and officers' insurance to reimburse the Registrant in the event that indemnification of a director or officer is required.

      The Registrant's Bylaws further provide for indemnification of directors and officers against reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.

      The Registrant's Articles of Incorporation eliminate the liability of directors for monetary damages for an act or omission committed in the director's capacity as a director, except to the extent a director is found liable for (i) a breach of such director's duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

      The Registrant's Articles of Incorporation further limit a director's liability if the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute is hereafter amended to authorize the further elimination or limitation of the liability of the directors of the Registrant. If such applicable statute does hereafter eliminate or limit a director's liability, then the liability of a director of the Registrant shall be limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Registrant provided by the Articles of Incorporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

    4.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15, 1998).

    4.2           Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15,
                  1998).

    4.3           Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15,
                  1998).

    5.1*          Opinion of Fulbright & Jaworski L.L.P.

   23.1*          Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

   23.2*          Consent of Grant Thornton LLP, Independent Certified Public
                  Accountants.

   23.3*          Consent of Kost, Forer and Gabbay, Independent Auditors

   23.4*          Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                  5.1 hereto).


   24.1*          Powers of Attorney (contained on page II-4 hereto).

-------------------

      * Filed herewith.

ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 30, 1999.

                                        BINDVIEW DEVELOPMENT CORPORATION


                                        By:        /s/ Eric J. Pulaski
                                           -------------------------------------
                                                       ERIC J. PULASKI
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Eric J. Pulaski and Scott R. Plantowsky his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                    TITLE                          DATE
             ---------                                    -----                          ----
        /s/ Eric J. Pulaski                Chairman of the Board, President,        July 30, 1999
----------------------------------------   Chief Executive Officer and
          ERIC J. PULASKI                  Director
                                           (Principal Executive Officer)

      /s/ Scott R. Plantowsky              Director, Vice President and Chief       July 30, 1999
----------------------------------------   Financial Officer
        SCOTT R. PLANTOWSKY                (Principal Financial and
                                           Accounting Officer)

        /s/ Peter L. Bloom                 Director                                 July 30, 1999
----------------------------------------
          PETER L. BLOOM

        /s/ John J. Moores                 Director                                 July 30, 1999
----------------------------------------
          JOHN J. MOORES

     /s/ Richard A. Hosley II              Director                                 July 30, 1999
----------------------------------------
       RICHARD A. HOSLEY II


                                    EXHIBIT INDEX

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

    4.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15, 1998).

    4.2           Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15,
                  1998).

    4.3           Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52883), filed with the Commission on May 15,
                  1998).

    5.1*          Opinion of Fulbright & Jaworski L.L.P.

   23.1*          Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

   23.2*          Consent of Grant Thornton LLP, Independent Certified Public
                  Accountants.

   23.3*          Consent of Kost, Forer and Gabbay, Independent Auditors

   23.4*          Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                  5.1 hereto).


   24.1*          Powers of Attorney (contained on page II-4 hereto).

-------------------

      * Filed herewith.